Exhibit 99.1

News Release

Contact:	Leanne Kassab
Marketing Dept
814-765-9621, Ext. 188

FOR IMMEDIATE RELEASE

CNB PROMOTES GRESLICK TO EXECUTIVE VICE PRESIDENT/CHIEF OPERATING OFFICER

CLEARFIELD, PENNSYLVANIA – December 28, 2012

Joseph B. Bower, Jr., President and CEO of CNB Bank, announced the promotion of Richard L. Greslick, Jr. to the position of Executive Vice President/Chief Operating Officer. In this position, Mr. Greslick will lead the operational aspects of the bank.

Mr. Greslick’s responsibilities include the oversight of Branch Administration and Human Resources, as well as Deposit and Loan Operations. He will continue as the Secretary of CNB Financial Corporation and as a Director of CNB Financial Corporation as well as CNB Bank.

A native of Clearfield, Rich is a 1994 graduate of Clearfield Area High School and a 1998 graduate of Indiana University of Pennsylvania, with a B.S. in Accounting. As part of his college curriculum, Rich completed a summer internship working in the Internal Audit Department of CNB’s Main office in downtown, Clearfield. Mr. Greslick joined CNB permanently after college graduation to participate in the Bank’s Management Training program, which he completed in April, 1999. Following this intensive training, he obtained a position in the Bank’s Finance Department as Finance Assistant/Purchasing Manager and in 2003, earned a promotion to Banking Officer/Controller. In 2007, he was promoted to Vice President/Controller and later that same year, his responsibilities changed and he became Vice President/Operations. In 2009, Mr. Greslick’s focus was broadened and he assumed the role of Vice President/Administration and in 2010 was promoted to Senior Vice President/Administration.

“Rich has a very effective management style - he has worked extremely hard to become knowledgeable in all aspects of banking and has a natural connection with people. In a relatively short time, Rich has earned great respect from all levels of employees, executive management and board members alike.” Mr. Bower went on to say, “He has been instrumental in the growth and success of the Bank over the last several years and is a great fit for the executive team.”

In 2005, Rich received a degree from the Graduate School of Bank Investments and Financial Management from the University of South Carolina. And, in 2009 he graduated from the American Bankers Association’s Stonier National Graduate School of Banking in Philadelphia.

Rich serves the community as Auditor for Clearfield United Way Capital Campaign Fund Drive and is a member of the Board of Directors for The Clearfield Foundation.

Rich currently resides in Clearfield with his wife, Arianne, and sons, Andon and Dylan.

Based on strong, traditional values, CNB is dedicated to being the premier, financial services provider in the area, focused on the changing needs of people and businesses by providing the highest quality service.

CNB Financial Corporation is a $1.8 billion bank holding company conducting business primarily through CNB Bank, the Corporation’s principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-eight full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. Holiday Financial Services Corporation has grown to ten offices.